HOME EQUITY ASSET TRUST 2007-1

HOME EQUITY ASSET TRUST 2007-1

DERIVED INFORMATION [1/10/06]

[$970,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$980,000,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefundiug, and is based off ofrolled scheduled balances as of the 1/01/07 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 1,772

Total Outstanding Loan Balance ($): 430,132,474

Total Expected Collateral Balance ($): 1,000,000,100

Total Expected Collateral Balance - Selection ($): 432,741,319

Average Loan Current Balance ($): 242,738

:

Weighted Average Original LTV (%) *: 79.3

Weighted Average Coupon (%): 7.63

Arm Weighted Average Coupon (%): 7.63

Fixed Weighted Average Coupon (%): 7.67

Weighted Average Margin (%): 6.05

Weighted Average FICO (Non-Zero): 662

Weighted Average Age (Months): 3

:

%First Liens: 100.0

% Second Liens: 0.0

%Arms: 93.7

% Fixed: 6.3

%Interest Only:  23.4

% of Loans with Mortgage Insurance:  0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.01	- 5.50	2	859,200	0.2	5.38	80.0	631
5.51	- 6.00	17	4,141,937	1.0	5.86	79.0	657
6.01	- 6.50	68	20,511,957	4.8	6.37	78.1	678
6.51	- 7.00	236	61,492,673	14.3	6.88	79.1	673
7.01	-7.50	456	109,122,643	25.4	7.33	79.2	665
7.51	- 8.00	565	141,605,628	32.9	7.79	79.3	663
8.01	- 8.50	226	50,634,676	11.8	8.27	79.4	653
8.51	-9.00	124	27,784,552	6.5	8.79	79.3	649
9.01	- 9.50	36	7,580,708	1.8	9.31	31.2	646
9.51	-10.00	28	4,586,128	1.1	9.74	82.3	611
10.01 -10.50	9	962,134	0.2	10.32	87.6	571
10.51 - 11.00	4	792,675	0.2	10.84	77.1	605
11.01 - 11.50	1	57,562	0.0	11.40	30.0	531
Total:	1,772	430,132,474	100.0	7.63	79.3	662
Max: 11.40
Min: 5.31
Wgt Avg: 7.63

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

		Total	%		WA
FICO	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
451-475	4	42I,119	0.1	7.59	79.9	459
476 - 500	7	735,066	0.2	7.99	78.9	483
501 - 525	19	2,589,050	0.6	8.51	80.4	511
526 - 550	15	2,236,093	0.5	9.15	82.9	539
551 - 575	19	3,717,635	0.9	8.17	82.1	562
576 - 600	36	6,445,081	1.5	8.30	79.8	591
601 - 625	244	49,592,641	11.5	7.67	80.0	614
626 - 650	461	109,541,664	25.5	7.69	79.0	641
651 - 675	431	112,965,581	26.3	7.66	79.2	662
676 - 700	271	71,267,921	16.6	7.53	79.2	688
701 - 725	136	37,679,896	8.8	7.43	79.3	711
726 - 750	77	20,757,773	4.8	7.42	79.3	738
751 - 775	40	9,405,343	2.2	7.32	79.2	761
776 - 800	9	2,060,256	0.5	7.33	79.5	788
801 - 825	3	717,356	0.2	7.53	78.2	812
Total:	1,772	430,132,474	100.0	7.63	79.3	662
Max: 816
Min: 456
Wgt Avg: 662

		Total	%		WA
Scheduled Balance	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<= 50,000	1	49,973	0.0	9.10	71.4	620
50,001 -100,000	175	14,065,602	3.3	8.14	79.4	633
100,001 -150,000	357	44,944,845	10.4	7.79	79.5	654
150,001 -200,000	337	59,138,301	13.7	7.60	79.3	656
200,001 -250,000	226	50,790,858	11.8	7.62	79.3	660
250,001 - 300,000	190	52,322,976	12.2	7.53	79.2	663
300,001 - 350,000	134	42,966,371	10.0	7.57	79.5	664
350,001 -400,000	118	44,319,906	10.3	7.60	79.0	663
400,001 -450,000	73	31,125,251	7.2	7.53	79.1	670
450,001 - 500,000	65	30,816,990	7.2	7.43	79.8	677
500,001 - 550,000	29	15,172,394	3.5	7.79	79.2	652
550,001 -600,000	21	12,041,705	2.8	7.73	78.6	667
600,001 - 650,000	16	9,989,384	2.3	7.63	78.4	664
650,001 - 700,000	14	9,575,107	2.2	7.60	80.0	699
700,001 - 750,000	7	5,064,191	1.2	7.92	79.3	671
750,001 - 800,000	4	3,081,877	0.7	7.64	78.7	676
800,001 - 850,000	1	844,000	0.2	8.00	80.0	693
850,001 - 900,000	2	1,739,764	0.4	7.42	80.0	673
950,001 - 1,000,000	1	958,978	0.2	8.25	80.0	672
1,000,001 >=	1	1,124,000	0.3	8.70	80.0	718
Total:	1,772	430,132,474	100.0	7.63	79.3	662
Max: 1,124,000.00
Min: 49,973.26
Avg: 242,738.42

		Total	%		WA
Original LTV (%) *	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<=50.0	3	839,732	0.2	7.38	46.5	689
60.1 -65.0	2	396,764	0.1	8.36	63.4	555
65.1 -70.0	6	1,127,538	0.3	7.34	69.1	650
70.1 -75.0	257	61,553,777	14.3	7.49	74.9	664
75.1 - 80.0	I,458	357,768,815	83.2	7.63	80.0	664
80.1 - 85.0	19	3,931,235	0.9	8.50	84.0	589
85.1 - 90.0	26	4,431,598	1.0	9.01	90.0	594
90.1 - 95.0	1	83,014	0.0	9.30	95.0	622
Total:	1,772	430,132,474	100.0	7.63	79.3	662
Max: 95.0
Min: 45.8
Wgt. Avg: 79.3

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	349	82,597,838	19.2	7.90	79.7	665
0.50	8	1,463,388	0.3	8.70	78.8	652
1.00	115	34,499,424	8.0	7.79	79.0	666
2.00	857	213,591,069	49.7	7.54	79.2	662
3.00	443	97,980,755	22.8	7.53	79.2	660
Total:	1,772	430,132,474	100.0	7.63	79.3	662

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC °./o	OLTV* %	WA FICO
Full	973	209,705,778	48.8	7.37	79.2	649
Reduced	465	130,938,247	30.4	7.93	79.3	669
Stated Income / Stated Assets	308	82,279,314	19.1	7.86	79.4	682
No Income /No Assets	26	7,209,135	1.7	7.30	80.0	682
Total:	I,772	430,132,474	100.0	7.63	79.3	662

		Total	%		WA
Occupancy. Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	1,759	428,354,446	99.6	7.63	79.3	662
Second Home	3	579,686	0.1	8.63	81.1	643
Investor	10	1,198,341	0.3	8.75	81.5	627
Total:	1,772	430,132,474	100.0	7.63	79.3	662

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	454	163,124,639	37.9	7.46	78.9	669
Florida	178	39,201,959	9.1	7.91	79.5	663
Washington	97	24,177,161	5.6	7.63	79.2	661
New Yolk	51	18,469,137	4.3	7.88	80.1	672
Nevada	71	18,294,808	4.3	7.62	78.5	653
Colorado	99	17,231,659	4.0	7.50	80.1	655
Arizona	80	16,608,514	3.9	7.48	79.3	648
Oregon	60	13,243,643	3.1	7.52	79.3	675
Maryland	34	10,066,497	2.3	7.48	80.1	652
Illinois	45	9,017,520	2.1	7.69	79.7	662
New Jersey	30	8,623,086	2.0	7.89	79.7	659
Georgia	43	7,009,975	1.6	7.90	78.6	655
Michigan	44	6,900,751	1.6	8.18	80.9	657
Virginia	26	6,326,494	1.5	7.35	79.7	663
Massachusetts	23	5,955,587	1.4	7.73	80.3	656
Other	437	65,881,044	15.3	7.85	79.6	652
Total:	1,772	430,132,474	100.0	7.63	79.3	662

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	1,444	344,029,133	80.0	7.68	79.3	665
Refinance -Rate Teri	38	8,399,861	2.0	7.72	78.7	648
Refinance - Cashout	290	77,703,479	18.1	7.43	79.3	654
Total:	1,772	430,132,474	100.0	7.63	79.3	662

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2/28	529	134,603,095	31.3	7.59	79.7	664
Arm 2/28 - Balloon 40/30	254	65,640,273	15.3	7.76	79.8	653
Arm 2/28 - Balloon 45/30	339	83,606,551	19.4	7.61	78.4	665
Arm 2/28 - Balloon 50/30	50	16,285,053	3.8	7.64	80.1	677
Arm 2/28 - Dual 40/30	3	615,349	0.1	6.87	78.1	637
Arm 3/27	122	26,421,428	6.1	7.62	79.6	668
Arm 3/27 - Balloon 40/30	71	19,870,694	4.6	7.88	79.7	666
Arm 3/27 - Balloon 45/30	188	38,311,561	8.9	7.54	78.5	661
Arm 3/27 - Balloon 50/30	17	5,614,795	1.3	7.59	80.0	656
Arm 5/25	24	6,520,875	1.5	7.61	79.9	664
Arm 5/25 - Balloon 40/30	6	1,548,024	0.4	6.96	80.0	668
Arm 5/25 - Balloon 45/30	16	3,317,619	0.8	7.36	77.5	675
Arm 5/25 - Balloon 50/30	2	207,900	0.0	7.56	80.0	631
Arm 7/23 - Balloon 45/30	2	371,262	0.1	7.10	76.5	692
Fixed Balloon 40/30	14	3,371, 717	0.8	7.65	80.0	653
Fixed Balloon 45/30	41	7,333,937	1.7	7.74	79.1	635
Fixed Balloon 50/30	3	1,076,177	0.3	7.00	80.0	672
Fixed Rate	91	15,416,164	3.6	7.68	78.8	660
Total:	1,772	430,132,474	100.0	7.63	79.3	662

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	1,291	306,033,943	71.1	7.59	79.3	661
PUD	262	65,039,295	15.1	7.70	79.2	655
Condo	126	29,952,801	7.0	7.69	79.3	673
2 Family	81	25,688,089	6.0	7.85	79.3	676
3-4 Family	12	3,418,346	0.8	8.04	79.7	683
Total:	1,772	430,132,474	100.0	7.63	79.3	662

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
0.01 - 4.00	48	13,948,488	3.5	6.73	79.7	681
4.01 - 4.50	58	17,400,720	4.3	6.80	80.0	664
4.51 - 5.00	113	29,495,422	7.3	7.13	79.9	666
5.01 - 5.50	164	42,633,813	10.6	7.32	79.1	663
5.51 - 6.00	313	77,133,275	19.1	7.55	79.3	662
6.01 - 6.50	358	83,722,377	20.8	7.51	79.0	660
6.51 - 7.00	357	89,826,389	22.3	7.90	79.2	667
7.01 - 7.50	142	33,099,321	8.2	8.36	79.6	658
7.51 - 8.00	64	14,129,801	3.5	9.06	79.4	645
8.01 - 8.50	5	1,218,732	0.3	9.21	79.9	625
8.51 - 9.00	1	326,140	0.1	9.55	75.0	674
Total:	1,623	402,934,478	100.0	7.63	79.3	663
Max: 8.55
Min: 2.44 Wgt Avg: 6.05

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1 - 3	2	333,383	0.1	7.10	80.0	579
4 - 6	6	1,350,880	0.3	6.16	80.0	587
7 - 9	10	1,909,990	0.5	6.52	81.3	587
10 - 12	5	1,009,800	03	7.13	78.8	611
13 - 15	8	1,251,229	03	7.81	79.1	564
16 - 18	51	12,553,787	3.1	8.03	78.9	638
19 - 21	653	172,902,320	42.9	7.69	78.9	669
22 - 24	443	109,695,407	27.2	7.55	80.1	659
25 - 27	7	1,409,073	0.3	7.89	79.4	588
28 - 30	17	4,566,611	1.1	7.98	79.0	626
31 - 33	248	52,291,451	13.0	7.66	78.8	669
34 - 36	123	31,694,866	7.9	7.55	79.8	664
37 >=	50	11,965,680	3.0	7.44	79.2	668
Total:	1,623	402,934,478	100.0	7.63	79.3	663
Max: 81 Min: 1 Wgt Avg: 25

		Total	%		WA
Maximum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
9.51 -11.50	4	1,432,800	0.4	5.59	80.0	626
11.51 - 12.00	19	4,718,606	1.2	6.08	79.1	654
12.01 -12.50	64	18,742,873	4.7	6.39	73.5	673
12.51 -13.00	217	56,047,579	13.9	6.88	79.1	674
13.01 -13.50	392	94,932,992	23.6	7.32	79.1	668
13.51 -14.00	460	117,292,218	29.1	7.78	79.2	665
14.01 - 14.50	210	49,279,901	12.2	8.14	79.5	654
14.51 -15.00	159	40,038,189	9.9	8.37	79.9	654
15.01 -15.50	47	11,200,887	2.8	8.90	80.6	644
15.51 -16.00	35	6,915,878	1.7	9.34	79.3	630
16.01 -16.50	10	1,092,982	0.3	10.10	86.4	590
16.51 -17.00	4	599,831	0.1	10.12	86.1	537
17.01 -17.50	1	120,051	0.0	10.35	90.0	527
17.51 -18.00	1	519,691	0.1	10.99	71.7	644
Total:	1,623	402,934,478	100.0	7.63	79.3	663
Max: 17.99
Min: 10.75
Wgt Avg: 13.71

		Total	%		WA
Minimum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
4.51 -5.00	2	385,435	0.1	6.69	77.4	651
5.01 - 5.50	3	1,049,059	0.3	5.77	78.5	633
5.51 - 6.00	19	4,653,548	1.2	6.08	79.1	656
6.01 - 6.50	69	21,537,639	5.3	6.56	78.7	672
6.51 -7.00	235	60,764,135	15.1	6.95	79.2	671
7.01 -7.50	415	100,748,405	25.0	7.33	79.2	666
7.51 -8.00	505	130,081,272	32.3	7.80	79.3	664
8.01 - 8.50	201	46,200,839	11.5	8.26	79.4	654
8.51 - 9.00	111	25,985,292	6.4	8.80	79.3	651
9.01 -9.50	29	6,340,167	1.6	9.32	80.6	650
9.51 -10.00	21	3,433,877	0.9	9.74	82.6	611
10.01 -10.50	9	962,134	0.2	10.32	87.6	571
10.51 -11.00	4	792,675	0.2	10.84	77.1	605
Total:	1,623	402,934,478	100.0	7.63	79.3	663
Max: 10.99 Min: 4.88 Wgt Avg: 7.60

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00 1.50 2.00 3.00	2 15 50 1,556	257,760 4,212,354 14,096,574 384,367,790	0.1 1.0 3.5 95.4	6.63 8.45 7.60 7.62	80.0 79.4 79.5 79.3	610 641 652 664
Total:	1,623	402,934,478	100.0	7.63	79.3	663
Wgt Avg: 2.95

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00 1.50 2.00	1,585 20 18	390,889,623 5,027,882 7,016,973	97.0 1.2 1.7	7.62 8.36 7.86	79.3 79.5 77.9	664 635 641
Total:	1,623	402,934,478	100.0	7.63	79.3	663
Wgt Avg: 1.02

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0 24 60 120	1,458 1 308 5	329,388,410 304,000 99,079,624 1,360,440	76.6 0.1 23.0 0.3	7.71 7.99 7.36 7.63	79.3 80.0 79.4 79.6	659 622 673 684
Total:	1,772	430,132,474	100.0	7.63	79.3	662